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                                                                     EXHIBIT 8.2



                [TORY TORY DESLAURIERS & BINNINGTON LETTERHEAD]

                                                                January 25, 1996

The Vigoro Corporation
225 North Michigan Avenue
Suite 2500
Chicago, Illinois 60601
U.S.A.

Dear Sirs:

           We have reviewed the Joint Proxy Statement and Prospectus (the "Joint Proxy Statement/Prospectus") being furnished to stockholders of IMC Global Inc. ("IMC") and The Vigoro Corporation ("Vigoro") in connection with the proposed merger (the "Merger") of a wholly-owned subsidiary of IMC into Vigoro.

          In our opinion, the section of the Joint Proxy Statement/Prospectus entitled "Certain Canadian Federal Income Tax Consequences" fairly summarizes the principal Canadian federal income tax consequences of the Merger generally applicable to those holders of Vigoro common stock to whom the section is addressed.

          The summary provided in the Joint Proxy Statement/Prospectus is of a general nature only and should not be taken as being legal or tax advice to any particular stockholder. Each holder of Vigoro common stock should consult his or her own tax advisor as to the specific tax consequences to him or her of the Merger.

                                       Yours very truly,